Capital World Bond Fund

March 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$57,710
Class B	$188
Class C	$1,714
Class F1	$16,608
Class F2	$9,944
Total	$86,164
Class 529-A	$2,644
Class 529-B	$13
Class 529-C	$417
Class 529-E	$413
Class 529-F1	$114
Class R-1	$57
Class R-2	$518
Class R-2E*	-
Class R-3	$1,022
Class R-4	$933
Class R-5	$1,720
Class R-6	$15,330
Total	$23,181

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1700
Class B	$0.0600
Class C	$0.0600
Class F1	$0.1700
Class F2	$0.2100
Class 529-A	$0.1500
Class 529-B	$0.0500
Class 529-C	$0.0600
Class 529-E	$0.1200
Class 529-F1	$0.1900
Class R-1	$0.0700
Class R-2	$0.0600
Class R-2E	$0.2000
Class R-3	$0.1200
Class R-4	$0.1700
Class R-5	$0.2200
Class R-6	$0.2300

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	348,976
Class B	2,456
Class C	25,667
Class F1	104,167
Class F2	46,294
Total	527,560
Class 529-A	17,320
Class 529-B	228
Class 529-C	7,354
Class 529-E	915
Class 529-F1	2,221
Class R-1	795
Class R-2	8,156
Class R-2E*	-
Class R-3	8,295
Class R-4	5,243
Class R-5	8,110
Class R-6	82,206
Total	140,843

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.72
Class B	$19.59
Class C	$19.43
Class F1	$19.59
Class F2	$19.69
Class 529-A	$19.77
Class 529-B	$19.66
Class 529-C	$19.57
Class 529-E	$19.65
Class 529-F1	$19.65
Class R-1	$19.56
Class R-2	$19.55
Class R-2E	$19.70
Class R-3	$19.69
Class R-4	$19.70
Class R-5	$19.73
Class R-6	$19.72

*Amount less than one thousand